SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report  (Date of earliest event reported) July 9, 2003

QUAD METALS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

001-05996

91-0835748

(State or other jurisdiction

(Commission

(IRS Employer

  of incorporation)

File  Number)

    Identification No.)

601 W. Main Ave., Suite 714

Spokane, WA 99201

(Address of principal executive offices)

Registrant's telephone number, including area code: (509) 455-9077

N/A

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

Letter of Intent

On July 9, 2003, Quad Metals Corporation  ( “Quad Metals”) entered into a letter of intent to acquire all of the outstanding shares of capital stock of DataJungle Ltd., a  company incorporated under the Canada Business Corporation Act (DataJungle”). In exchange for 100% of the outstanding capital stock of DataJungle, Quad Metals will issue approximately 7,754,000 shares of its common stock. In addition, Quad Metals will issue approximately 8,601,000 shares of its common stock for the assumption and conversion of approximately $1,290,000 of DataJungle’s outstanding convertible debt.

Immediately after closing there will be approximately 18,264,000 shares of Quad Metal issued and outstanding as follows:

Current Quad Metals shareholders – 1,909,000 shares (10.5%)

DataJungle shareholders – approximately 16,355,000 shares (89.5%)

DataJungle, a two year old software company markets Web-based software solutions that delivers business information as interactive tables, charts, maps, and unstructured information. These solutions consist of modules of functionality that can be assembled like LEGO™ blocks to the specific requirements of the customer and customized to the needs of each user class within the customer’s business.

Closing of the transaction is subject to completion of due diligence, execution of a definitive Share Purchase Agreement, approval of the board of directors of Quad Metals and approval of the directors and the shareholders of DataJungle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAD METALS CORPORATION

Date:     July 11, 2003

        /s/ Robert W. O'Brien

By:  ________________________

       Robert W. O’Brien, President